Form of Tax Opinion

LAW OFFICE OF C. RICHARD ROPKA, L.L.C.

C. Richard Ropka, LLM (Tax) †

215 Fries Mill Road

Turnersville, New Jersey  08012

†  Admitted to practice in US Supreme Court,

(856) 374-1744

     US District Court & US Tax Court

(1-866) 272-8505 (Fax)

April 22, 2010

Unified Series Trust

Trustees of the Unified Series Trust

431 North Pennsylvania Street

Indianapolis, Indiana 46204

Archer Investment Series Trust

Trustees of the Archer Investment Series Trust

c/o Archer Investment Corporation

9000 Keystone Crossing, Suite 630

Indianapolis, IN 46240

Re:  Federal Income tax consequences of the transfer of assets of a certain fund pursuant to an Agreement and Plan of Reorganization Dated, November 9, 2009, (the “Agreement”) by and among the Archer Balanced Fund, a separate series of Unified Series Trust ("Unified"), an Ohio business trust, (the "Transferring Fund") and the Archer Balanced Fund, a separate series of the Archer Series Trust (“Archer”), an Ohio business trust (the "Acquiring Fund").

Ladies and Gentlemen:

You have requested our opinion with respect to certain Federal income tax consequences of a proposed transaction consisting of (i) the transfer of all of the assets of the Transferring Fund in exchange solely for voting shares of beneficial interest of the Acquiring Fund ("Acquiring Fund Shares"); (ii) the assumption by the Acquiring Fund of all of the liabilities of the Transferring Fund; and (iii) the distribution of the Acquiring Fund Shares to the shareholders of the Transferring Fund in exchange for their shares of beneficial interest of the Transferring Fund (the "Transferring Fund Shares") in liquidation of the Transferring Fund, all upon the terms and conditions set forth in the Agreement and Plan of Reorganization (the “Reorganization”).  The Transferring Fund Shares will consist of one class of shares.  The Acquiring Fund Shares will consist of one class of shares.  In the Reorganization, the Acquiring Fund Shares will be distributed in exchange for shares of the Transferring Fund Shares.  Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Agreement.

In rendering our opinion, we have reviewed and relied upon (i) the Agreement; (ii) certain representations concerning the Reorganization made to us by Unified Series Trust, on behalf of the Transferring Fund, and Archer Investment Series Trust, on behalf of the Acquiring Fund, in letters (the "Representation Letters"); (iii) all other documents, financial and other reports which we deemed relevant or appropriate; and (iv) the Code,1 applicable Treasury Department regulations in effect as of the date hereof, current published administrative positions of the Internal Revenue Service (the "Service") contained in revenue rulings and procedures, and such other statutes, regulations, rulings and decisions as we deemed material to the preparation of this opinion letter. For purposes of this opinion, we have assumed that the representations and warranties set forth in the Agreement, and the representations made in the Representation Letters are true; and correct and that the conditions to the parties' obligations under the Agreement will be satisfied and the parties will comply with their respective covenants thereunder. We have relied on the representations in the Representation Letters in rendering our opinion. To the extent that any representation in either of the Representation Letters is inaccurate, the conclusions set forth herein may also become inaccurate, or may no longer apply.

SCOPE OF THE OPINON

This opinion is written in connection with the promotion or marketing of the transactions or matters addressed in this opinion.  Each Transferring Fund Shareholder should seek advice based on such shareholder’s particular circumstances from an independent tax advisor. This is a limited scope opinion.  The opinion is limited to one or more federal income tax issues addressed in the opinion.  Additional issues may exist that could affect the federal tax treatment of the matter that is the subject of the opinion, and the opinion does not consider or provide a conclusion with respect to any additional issues.  With respect to any federal tax issues outside the limited scope of the opinion, the opinion was not written, and cannot be used by the taxpayers for the purpose of avoiding penalties that may be imposed on the taxpayers.  Moreover, there is no compensation arrangement and no referral agreement between us and any person with respect to promoting, marketing, or recommending the transaction (or any substantially similar arrangement) that is the subject of the opinion.

This opinion letter expresses our views only as to U.S. federal income tax laws in effect as of the date hereof.  We express no opinion as to the consequences of the Reorganization under state, local or foreign tax laws.  Our opinions represent our best legal judgment as to the matters addressed herein, but are not binding upon the Service or the courts, and there is no guarantee that the Service will not assert positions contrary to the ones taken in this opinion.  We disclaim any obligation to make any continuing analysis of the facts or relevant law following the date of this opinion letter.

In formulating our opinion, we have examined originals or copies, identified to our satisfaction, documents and other instruments that we have deemed necessary or appropriate for purposes of this opinion. In performing such examination, we have assumed the authenticity of all documents submitted to us as copies, the authenticity of the originals of such letter documents, the genuineness of all signatures, and the correctness of all representations made therein.  We cannot and do not represent that we checked the accuracy or completeness of, or otherwise independently verified, any of the various statements of fact contained in such documents and in documents incorporated by reference therein.  We have further assumed that there are no agreements or understandings contemplated therein other than those contained in the documents.

OPINION

Based upon certain representations noted above and subject to the conditions and limitations included in the portion of this letter entitled SCOPE OF OPINION, we are of the opinion that for Federal income tax purposes:

(1)

The transfer of all of the Transferring Fund assets in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the liabilities of the Transferring Fund followed by the distribution of the Acquiring Fund Shares to the Transferring Fund Shareholders in dissolution and liquidation of the Transferring Fund will constitute a tax-free “reorganization” within the meaning of Section 368(a) of the Code, and the Acquiring Fund and the Transferring Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

(2)

No gain or loss will be recognized by the Transferring Fund upon the transfer of the Transferring Fund's assets to the Acquiring Fund solely in exchange for the voting shares of the Acquiring Fund and the assumption by the Acquiring Fund of the liabilities of the Transferring Fund or upon the distribution (whether actual or constructive) of the Acquiring Fund Shares to Transferring Fund Shareholders in exchange for their shares of the Transferring Fund in the liquidation thereof. (Section 361(a) & (c), 357(b)).

(3)

No gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Transferring Fund solely in exchange for the Acquiring Fund’s voting shares and the assumption by the Acquiring Fund of the liabilities of the Transferring Fund, if any (Section 1032(a).

(4)

The tax basis of the Transferring Fund assets acquired by the Acquiring Fund will be the same as the tax basis of such assets to the Transferring Fund immediately prior to the transaction. (Section 362(b).

(5)

 The holding period of the assets of the Transferring Fund in the hands of the Acquiring Fund will include the period during which those assets were held by the Transferring Fund. (Section 1223(2))

(6)

No gain or loss will be recognized by the Transferring Fund Shareholders upon the exchange of their Transferring Fund Shares for the Acquiring Fund Shares in liquidation of the Transferring Fund.(Section 354(a)).

(7)

The aggregate tax basis for the Acquiring Fund Shares received by each Transferring Fund Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Transferring Fund Shares actually or constructively surrendered in exchange for those Acquiring Fund Shares. (Section 358(a)(1)).

(8)

The holding period of shares of the Acquiring Fund received in the Transaction by the shareholders of the Transferring Fund will include the period during which such shareholders held the shares of the Transferring Fund constructively surrendered in exchange therefor, provided that the Transferring Fund’s shareholders held the shares of the Transferring Fund as a capital asset on the date of the Transaction (Section 1223(1))

(9)

Pursuant to Section 381(a), the Acquiring Fund will succeed to and take into account the items of the Transferring Fund described in Section 381(c), subject to the provisions and limitations specified in Sections 381, 382, 383, and 384, and the Treasury Regulations thereunder.

Our opinions are provided to you solely as a legal opinion only, and not as a guaranty or warranty, and are limited to the specific transactions and matters described above.  No opinion may be implied or inferred beyond what is expressly stated in this letter.  We express no opinion with respect to any matter not specifically addressed by the foregoing opinions.

Our opinions expressed herein are for the exclusive benefit of the Transferring Fund and the Acquiring Fund, and may be relied upon only by the Transferring Fund, the Acquiring Fund, and the their shareholders. We hereby consent to the references to our firm in the Proxy Statement and to the filing of this opinion as an exhibit to the Proxy Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of such Act.

Very truly yours,

Law Office of C. Richard Ropka, LLC

By:     /s/ C. Richard Ropka, Esq.

C. Richard Ropka, Esq.

1 All references to the "Code" are to the Internal Revenue Code of 1986, as amended, unless otherwise specified herein.